Exhibit 21.1

             SUBSIDIARIES OF THE REGISTRANT AS OF DECEMBER 31, 2003

The following table sets forth the names of the registrant's direct and indirect subsidiaries and the state or other jurisdiction of incorporation of each such entity. In each case, the names of the listed subsidiaries are the same as the names under which such subsidiaries do business.

Name                                            Incorporation

Union Center National Bank                      National bank organized under
                                                the laws of the
                                                United States

Center Bancorp Statutory Trust I                Connecticut

Center Bancorp Statutory Trust II               Delaware

UCNB NJ Investment Corp.                        New Jersey

UCNB Investment Corporation                     Delaware

UCNB Capital Corp.                              New Jersey

Center Financial Group, LLC                     New Jersey

Center Advertising Corporation                  New Jersey